TeleCommunication Systems Reports Third Quarter 2012 Results

Revenue Up 24% to Record $140 Million, Driving Record Gross Profit of $44 Million

ANNAPOLIS, Md., Oct. 25, 2012 /PRNewswire/ -- TeleCommunication Systems, Inc. (TCS) (NASDAQ: TSYS), a world leader in highly reliable and secure mobile communication technology, reported results for the third quarter ended September 30, 2012.

Third Quarter 2012 Results as Compared to the Same Year-ago Quarter

  Revenue was up 24% to a record $140.1 million
  Gross profit was up 18% to a record $44.1 million
  EBITDA (Earnings before interest, taxes, depreciation, amortization and non-cash stock-based compensation) was $15.1 million, 2% higher than the year-ago quarter (see discussion about the presentation of EBITDA and Adjusted net income, both non-GAAP terms, below)
  Adjusted net income was $7.3 million or $0.12 per diluted share, up 9% from $6.7 million or $0.11 per diluted share in the third quarter of 2011
  GAAP net income was $4.2 million or $0.07 per diluted share, up 127% from $1.8 million or $0.03 per diluted share

Management Commentary
"The third quarter of 2012 marks the highest quarterly revenue and gross profit in our company's history," said Maurice B. Tose, TCS chairman and CEO. "These results were driven by our TotalCom™ solutions for federal government customers, as well as by our commercial 9-1-1 services for network operators and state and local governments. The microDATA acquisition, which closed at the beginning of July, contributed to growth in our Commercial segment, while our Government segment generated strong sequential and year-over-year organic growth driven by continued demand for TCS' deployable secure communication systems, managed services and field support.

"TCS was selected last month as one of eight awardees on a $2.6 billion custom SATCOM solutions contract or 'CS2,' which will be the main contract vehicle for the DoD and federal civilian agencies to purchase commercial SATCOM solutions for the next several years. The award is expected to expand our access to business opportunities well-suited for our TotalCom wireless technology. We anticipate award notices to participate in two more multi-billion dollar contract vehicles: the Army's GTACS and Homeland Security's Eagle II, late in the fourth quarter. These awards would enhance our visibility and prospects for 2013.

"Commercial orders for NextGen 9-1-1 business to date via microDATA have been realized as expected. We remain confident in the growing value of the company's assets as we redirect emphasis by our commercial applications and infrastructure team toward network security solutions and customers beyond wireless carriers, including mobile device manufacturers and over-the-top service providers. TCS has unique depth of expert technical resources for enabling reliable and secure communications for government and enterprise networks. This experience, coupled with our scale, differentiates our company as we bid on large government contracts and commercial business globally."

Summary of EBITDA and Adjusted Net Income and Reconciliation to Net Income

($000 except EPS)	Quarter ended September 30,
	2012	2011
	(unaudited)

Revenue	$ 140,056	$ 112,620
EBITDA	$ 15,071	$ 14,812
Non-cash charges [1]	(8,836)	(9,529)
Income from operations	6,235	5,283
Interest and other expense	(2,393)	(2,057)
Tax benefit/(provision)	337	(1,385)
Net income	4,179	1,841
Add back tax-effected convertible debt interest expense [2]	718	-
Net Income for Diluted EPS calculation	$ 4,897	$ 1,841

Diluted shares for net income per share [2]	68,505	59,199

Net income per share - diluted	$ 0.07	$ 0.03

Net income	$ 4,179	$ 1,841
Non-cash stock based compensation expense	2,015	2,204
Amortization of acquired intangible assets	1,431	1,404
Non-cash tax expense/(benefit)	(510)	1,073
Amortization of deferred finance fees	190	187
Adjusted net income	7,305	6,709
Add back tax-effected convertible debt interest expense [2]	718	664
Adjusted net income for Diluted EPS calculation	$ 8,023	$ 7,373

Diluted shares for adjusted net income per share [2]	68,505	69,201

Adjusted net income per share - diluted	$ 0.12	$ 0.11

[1]Non-cash charges are depreciation/amortization of fixed assets, acquired intangible assets, software development costs, and stock-based compensation expense.

[2] Shares issuable via the convertible debt are included if dilutive, in which case tax-effected interest expense on the debt is excluded from the determination of Net income per share and adjusted net income per share.

Third Quarter 2012 Financial Highlights

Revenue and Gross Profit (unaudited):

	Three months ended September 30,
	2012			2011			Incr. (Decr.)
	Govt.	Coml.	Total	Govt.	Coml.	Total	Govt.	Coml.	Total
Revenue ($millions)
Services	$ 37.9	$ 41.2	$ 79.1	$ 31.9	$ 42.3	$ 74.2	$ 6.0	$ (1.1)	$ 4.9
Systems	53.8	7.1	60.9	34.4	4.0	38.4	19.4	3.1	22.5
Total revenue	$ 91.7	$ 48.3	$ 140.0	$ 66.3	$ 46.3	$ 112.6	$ 25.4	$ 2.0	$ 27.4

Gross profit ($millions)
Gross profit-services	$ 9.8	$ 23.8	$ 33.6	$ 9.9	$ 21.5	$ 31.4	$ (0.1)	$ 2.3	$ 2.2
As % of rev	26%	58%	42%	31%	51%	42%
Gross profit-systems	7.9	2.6	10.5	5.2	0.7	5.9	2.7	1.9	4.6
As % of rev	15%	37%	17%	15%	18%	15%
Total gross profit	$ 17.7	$ 26.4	$ 44.1	$ 15.1	$ 22.2	$ 37.3	$ 2.6	$ 4.2	$ 6.8
As % of rev	19%	55%	32%	23%	48%	33%

(Gross Profit = revenue minus direct cost of revenue, including amortization of capitalized software development costs and related non-cash stock-based compensation.)

Government Segment Revenue and Gross Profit:

Government segment revenue in the third quarter of 2012 was $91.7 million, up 38% from $66.3 million in the third quarter of 2011. Government services revenue was up 19% to $37.9 million from $31.9 million, and Government systems revenue was up 56% to $53.8 million from $34.4 million in the third quarter of 2011, including $26 million of lower margin "pass-through" sales in 2012 versus $5 million in 2011.

Government segment gross profit in the third quarter of 2012 was up 17% to $17.7 million or 19% of revenue from $15.1 million or 23% of revenue in the same year-ago period. Gross profit dollars were up from the prior-year quarter based on higher volume, but the below-normal margin on pass-through systems sales brought down the average margin as a percentage of revenue. Gross profit for Government services was down slightly to $9.8 million or 26% of revenue from $9.9 million or 31% of revenue in the same year-ago period. Government systems gross profit was up 52% to $7.9 million or 15% of revenue from $5.2 million or 15% of revenue in the prior-year quarter on higher volume.

Commercial Segment Revenue and Gross Profit:

Commercial segment revenue in the third quarter of 2012 was $48.3 million, up 4% from $46.3 million in the same year-ago period. Commercial services revenue was $41.2 million compared to $42.3 million in the same year-ago period. Commercial systems revenue was up 78% to $7.1 million from $4.0 million in the third quarter of 2011.

Commercial segment gross profit in the third quarter of 2012 was $26.4 million or 55% of revenue, up 19% from $22.2 million or 48% of revenue in the same year-ago quarter. The increase was driven by growth from 9-1-1 public safety business.

Operating Costs and Expenses:

R&D: Third quarter 2012 R&D expense was $9.8 million (7% of revenue), up 14% from $8.6 million (8% of revenue) in the year-ago quarter. TCS continues to invest in next generation 9-1-1 and secure communications technology for government customers, network operators, and the telematics supply chain.

SG&A: Third quarter 2012 selling, general and administrative expense was $23.0 million (16% of revenue), up from $18.9 million (17% of revenue) in the third quarter 2011. The increase reflects higher investments associated with intellectual property initiatives and for process controls, and accruals for variable compensation associated with improved operating performance in the quarter.

Non-cash charges: Third quarter 2012 non-cash charges to operating profit were $8.8 million, down 7% from $9.5 million in the same year-ago quarter. The decrease reflects the new accounting basis for amortization after the second quarter 2012 write-down of amortizable intangibles.

Income Taxes:

For the third quarter of 2012, the company recorded a $0.3 million income tax benefit against $3.8 million pre-tax GAAP income. The unusual effective tax rate reflects a discrete item in the quarter associated with a foreign subsidiary worthless stock deduction.

Liquidity and Capital Resources:

At September 30, 2012, TCS had $64.6 million of cash, equivalents and marketable securities, compared to $61.6 million at the beginning of the quarter. Funds were generated in the third quarter of 2012 from $15.1 million in EBITDA, $24.7 million in net borrowings under bank and lease facilities, and $0.2 million in proceeds from exercise of employee stock options. Uses of cash during the quarter included $20.8 million for the microDATA acquisition, $11.4 million increase in working capital, $3.8 million for capital expenditures including software development, and $1.0 million for cash interest, cash taxes, an earn-out payment and other expenses. At the end of the quarter, the company had approximately $98 million of total liquidity, including $33.4 million of unused borrowing availability under its bank credit line.

Intellectual Property:

TCS was issued 15 patents during the third quarter of 2012, bringing the quarter-end patent portfolio to 249 patents issued in the U.S. and abroad, and more than 350 patent applications pending.

Backlog:

	6/30/2012	New Orders	Revenue	9/30/2012
($millions)
Commercial Funded Contract Backlog	$ 210.1	$ 81.1	$ (48.3)	$ 242.9
Government Funded Contract Backlog	$ 134.3	$ 81.9	$ (91.7)	$ 124.5
Total Funded Contract Backlog	$ 344.4	$ 163.0	$ (140.0)	$ 367.4
Un-funded Customer Options	$ 815.9	$ (28.3)		$ 787.6
Total Backlog	$ 1,160.3	$ 134.7	$ (140.0)	$ 1,155.0

Funded contract backlog on September 30, 2012 was $367 million, of which the company expects to recognize approximately $245 million in the next 12 months. New orders include $29 million of funded backlog added through the microDATA acquisition. Third quarter 2012 Government revenue included fulfillment of $26 million of low margin pass through order backlog.

Funded contract backlog represents contracts for which fiscal year funding has been appropriated by the company's customers (mainly federal agencies), and for hosted services (mainly for wireless carriers); backlog for which is computed by multiplying the most recent month's contract or subscription revenue times the remaining months under existing long-term agreements, which is the best available information for anticipating revenue under those agreements. Total backlog, as is typically measured by government contractors, includes orders covering optional periods of service and/or deliverables, but for which budgetary funding may not yet have been approved. The company's backlog at any given time may be affected by a number of factors, including the availability of funding, contracts being renewed, or new contracts being signed before existing contracts are completed. Some of the company's backlog could be canceled for causes such as late delivery, poor performance and other factors. Accordingly, a comparison of backlog from period to period is not necessarily meaningful and may not be indicative of eventual actual revenue.

Conference Call
TCS will hold a conference call later today (October 25, 2012) to discuss these financial results. The company's chairman and CEO, Maurice B. Tose, and senior vice president and CFO, Tom Brandt, will host the call starting at 5:00 p.m. Eastern time. A question and answer session will follow management's presentation.

To participate in the call, dial the appropriate number 5-10 minutes prior to the start time, ask for the TeleCommunication Systems conference call and provide the conference ID.

Dial-In Number: 1-877-941-8416
International: 1-480-629-9808
Conference ID#: 4569473

The conference call will be broadcast simultaneously on the company's website at www.telecomsys.com. For the webcast, please go to the website at least 15 minutes early to register, download, and install any necessary audio software. If you have any difficulty connecting with the conference call or webcast, please contact Liolios Group at 1-949-574-3860.

A replay of the call will be available after 8:00 p.m. Eastern time on the same day and until November 8, 2012.

Toll-Free Replay Number: 1-877-870-5176
International Replay Number: 1-858-384-5517
Replay PIN Number: 4569473

About TeleCommunication Systems, Inc.
TeleCommunication Systems, Inc. (TCS) (NASDAQ: TSYS) is a world leader in highly reliable and secure mobile communication technology. TCS infrastructure forms the foundation for market leading solutions in E9-1-1, text messaging, commercial location and deployable wireless communications. TCS is at the forefront of new mobile cloud computing services providing wireless applications for navigation, hyper-local search, asset tracking, social applications and telematics. Millions of consumers around the world use TCS wireless apps as a fundamental part of their daily lives. Government agencies utilize TCS' cyber security expertise, professional services, and highly secure deployable satellite solutions for mission-critical communications. Headquartered in Annapolis, MD, TCS maintains technical, service and sales offices around the world. To learn more about emerging and innovative wireless technologies, visit www.telecomsys.com.

About the Presentation of EBITDA
EBITDA is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered as an alternative to net income, operating income or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of liquidity. The company defines EBITDA as net income/(loss) before impairment of goodwill and long-lived assets; depreciation; amortization of non-cash stock-based compensation; amortization of capitalized software development costs, property and equipment and other intangibles; taxes; and interest expense and other non-cash financing costs. Other companies (including competitors) may define EBITDA differently. The company presents EBITDA because management believes it to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Management also uses this information internally for forecasting and budgeting. It may not be indicative of the historical operating results of TCS nor is it intended to be predictive of potential future results. Investors should not consider EBITDA in isolation or as a substitute for analysis of the company's results as reported under GAAP. See "GAAP to non-GAAP Reconciliation" above for further information on this non-GAAP measure. Shares used in the calculation of GAAP diluted earnings per share are the same as the shares used in the calculation of diluted adjusted operating income/(loss) per share except when the company reports a GAAP loss.

About the Presentation of Adjusted Net Income
Adjusted net income is not a financial measure calculated and presented in accordance with GAAP and should not be considered as an alternative to net income, operating income or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of liquidity. Adjusted net income is defined as GAAP net income/(loss) adjusted for impairment of goodwill and long-lived assets, amortization of acquired intangibles, non-cash stock-based compensation expense, non-cash tax and financing charges.TCS has provided adjusted net income in addition to GAAP financial results because management believes this non-GAAP measure helps provide a consistent basis for comparison between quarters and fiscal year growth rates that are not influenced by certain non-cash charges and credits or items not part of our ongoing operations, and is helpful in understanding the underlying operating results.

Forward-looking Statements
This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. These statements are based upon TCS' current expectations and assumptions that are subject to a number of risks and uncertainties that would cause actual results to differ materially from those anticipated. The words, "believe," "expect," "intend," "anticipate," "should," "prospect," and variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Statements in this announcement that are forward-looking include, but are not limited to statements that are made in the commentary sections and by Mr. Tose that (a) the CS2 award is expected to expand our access to business opportunities; (b) we anticipate award notices to participate in two more multi-billion dollar contract vehicles and that the awards would enhance our visibility and prospects for 2013; (c) we are confident in the growing value of the company's assets as we redirect emphasis toward network security solutions and new customers; (d) our experience coupled with our scale differentiates our company as we bid on larger business opportunities globally; (e) we have unused borrowing availability under our bank credit line, and; (f) we expect to recognize any of our backlog in the next twelve months.

Additional risks and uncertainties are described in the company's filings with the Securities and Exchange Commission (SEC). These include without limitation risks and uncertainties relating to the company's financial results and the ability of the company to (i) sustain profitability, (ii) accurately assess impairment triggering events related to our intangibles, including goodwill; (iii) continue to rely on its customers and other third parties to provide additional products and services that create a demand for its products and services, and to do so at prices that will allow us to continue to fund our operations, (iv) conduct its business in foreign countries, (v) adapt and integrate new technologies into its products and adequately expand its data centers and data delivery systems, (vi) expand its sales and business offerings in the wireless communications industry, (vii) develop software and provide services without any errors or defects and with adequate security threat protections, (viii) protect its intellectual property rights, (ix) have sufficient capital resources to fund its operations, (x) not incur substantial costs from product liability and IP infringement claims and indemnification demands relating to its software, (xi) implement its sales and marketing strategy, and (xii) successfully integrate the assets and personnel obtained in its acquisitions and investments. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The company undertakes no obligation to update or revise the information in this press release, whether as a result of new information, future events or circumstances, or otherwise.

TeleCommunication Systems, Inc.
Condensed Consolidated Balance Sheets

	September 30,	December 31,
(amounts in $000)	2012	2011
	(unaudited)
Assets
Current assets:
Cash, equivalents, and marketable securities	$ 64,634	$ 60,130
Accounts receivable, net	62,254	64,716
Unbilled receivables	30,034	31,247
Inventory	10,597	7,143
Deferred income tax assets	9,497	8,602
Deferred project costs and other current assets	15,442	16,158
Total current assets	192,458	187,996

Property and equipment, net	49,795	53,506
Software development costs, net	19,166	31,151
Acquired intangible assets, net	28,516	31,675
Goodwill	115,118	176,477
Defered income tax asset	8,184	-
Other assets	7,210	8,834
Total assets	$ 420,447	$ 489,639

Liabilities and stockholders' equity
Current liabilities:
Accounts payable and accrued expenses	$ 63,264	$ 61,867
Deferred revenue	26,896	14,358
Current portion of notes payable and capital leases	22,853	24,761
Total current liabilities	113,013	100,986

Notes payable and capital leases, less current portion	152,316	125,491
Deferred income taxes	-	7,017
Other liabilities	4,189	5,396

Total stockholders' equity	150,929	250,749
Total liabilities and stockholders' equity	$ 420,447	$ 489,639

TeleCommunication Systems, Inc.
Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
($000 except EPS)	2012	2011	2012	2011
	(unaudited)		(unaudited)
Revenue
Services	$ 79,096	$ 74,181	$ 221,983	$ 224,976
Systems	60,960	38,439	132,730	78,689
Total revenue	140,056	112,620	354,713	303,665

Direct costs of revenue
Direct cost of services revenue	45,545	42,800	130,427	125,104
Direct cost of systems	50,385	32,514	111,244	66,588
Total direct cost of revenue	95,930	75,314	241,671	191,692

Services gross profit	33,551	31,381	91,556	99,872
As a % of revenue	42%	42%	41%	44%
Systems gross profit	10,575	5,925	21,486	12,101
As a % of revenue	17%	15%	16%	15%

Total gross profit	44,126	37,306	113,042	111,973
Total gross profit as a % of revenue	32%	33%	32%	37%

Operating expenses
Research and development expense	9,799	8,610	27,392	26,786
Sales and marketing expense	8,041	7,292	23,144	21,574
General and administrative expense	14,931	11,570	40,276	33,557
Depreciation and amortization of property and equipment	3,689	3,147	10,499	8,798
Amortization of acquired intangible assets	1,431	1,404	3,520	4,131
Impairment of goodwill and long-lived assets	-	-	125,703	-
Total operating expenses	37,891	32,023	230,534	94,846

Income (loss) from operations	6,235	5,283	(117,492)	17,127

Interest expense	(2,088)	(1,763)	(5,367)	(5,565)
Amortization of debt issuance expenses	(190)	(187)	(568)	(611)
Other expense, net	(115)	(107)	(83)	(233)
Income/(loss) before income taxes	3,842	3,226	(123,510)	10,718

Benefit/(provision) for income taxes	337	(1,385)	16,203	(4,755)
Net income/(loss)	$ 4,179	$ 1,841	$(107,307)	$ 5,963

Net income/(loss) per share-basic	$ 0.07	$ 0.03	$ (1.86)	$ 0.11

Net income/(loss) per share-diluted	$ 0.07	$ 0.03	$ (1.86)	$ 0.10

Weighted average shares used in calculation - basic	58,019	57,153	57,806	56,530
Weighted average shares used in calculation - diluted[1]	68,505	59,199	57,806	58,772

[1] Shares issuable via the convertible debt are included if dilutive, in which case tax-effected interest expense on the debt is excluded from the determination of Net income/(loss) per Share.

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Company Contacts:
Tom Brandt	Graham Sorkin	Scott Liolios
Senior Vice President and CFO	Media Contact	Investor Relations
TeleCommunication Systems, Inc.	Nadel Phelan, Inc.	Liolios Group, Inc.
Tel 410-280-1001	Tel 831-440-2406	Tel 949-574-3860
tbrandt@telecomsys.com	graham@nadelphelan.com	info@liolios.com